Exhibit 4.3(ii)

ECOLAB SAVINGS PLAN AND ESOP

2017

FIRST AMENDMENT

Pursuant to Section 10.2 of the “Ecolab Savings Plan and ESOP - 2017 Restatement” (the “Plan”), Ecolab Inc. (the “Company”) amends the Plan, effective January 1, 2017, as follows:

Supplement A, Special Provisions Applicable to Employees in Puerto Rico is amended by restating paragraph 6 in its entirety to read as follows:

6)	Highly Compensated Employee. For PR Code purposes, “Highly Compensated Employee” means each Employee who:

(a)	During the Plan Year for which the determination is being made was more than a 5% owner or had more than a 5% interest in earnings or capital of the Employer, determined using the controlled group rules as defined in PR Code Section 1010.04, the related entity rules of PR Code Section 1010.05 and the affiliated service group rules of PR Code Section 1081.01(a)(14)(B); or

(b)	Received Compensation during the preceding Plan Year from the Employer in excess of the PR Code Section 1081.01(d)(3)(E)(iii)(III) limit.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer on the date written below.

Dated:	December 20th, 2017	ECOLAB INC.

	(Seal)	By:	/s/ Daniel J. Schmechel
Daniel J. Schmechel
Chief Financial Officer

Attest:	/s/ Michael C. McCormick
Michael C. McCormick
Executive Vice President,
General Counsel,
and Secretary